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                                             Exhibit 5.1

                         BEST, BEST & KRIEGER
                         400 Mission Square
                         3750 University Avenue
                         Post Office Box 1028
                         Riverside, CA 92502-1028

                                        September 15, 1995



Nevada Power Company
6226 West Sahara Avenue
Las Vegas, NV 89102

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement, including the documents incorporated therein by reference, to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of common stock (the "Common Stock"), par value $1.00 per share. We are familiar with the proceedings taken and proposed to be taken by you in connection with the proposed authorization, issuance and sale of the Common Stock.

     It is our opinion that, subject to such proceedings being taken and completed by you as now contemplated prior to said issuance and sale, the Common Stock, when issued and sold in the manner referred to in the Registration Statement, will constitute your legally issued, fully paid, nonassessable and validly outstanding securities.

     We consent to the use of this opinion as an exhibit to said Registration Statement and to the use of our name wherever it appears therein, including the Prospectus constituting a part thereof, and any amendments thereof.

                              Respectfully submitted,

                              Best, Best & Krieger